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Exhibit 23

Independent Auditors' Consent

The Board of Directors
Microware Systems Corporation

We consent to incorporation by reference in the registration statements (Nos.333-11061 and 333-67253) on Form S-8 of Microware Systems Corporation of our report dated April 23, 1999, relating to the consolidated balance sheets of Microware Systems Corporation and subsidiaries as of March 31, 1998 and 1999, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the years in the three-year period ended March 31, 1999, which report appears in the March 31, 1999 Annual Report on Form 10-K of Microware Systems Corporation.

                                   KPMG Peat Marwick LLP

Des Moines, Iowa
June 25, 1999